Exhibit 99.1

Flagstone Re Reports Diluted Book Value per Share of $13.87 for End of Fourth Quarter 2007

HAMILTON, Bermuda--(BUSINESS WIRE)--Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced fourth quarter 2007 basic book value per share of $14.17 and diluted book value per share of $13.87, both up 4.6% for the quarter (inclusive of dividends). For the year ended December 31, 2007, basic book value per share has increased 18.0% and diluted book value per share has increased 16.8% (inclusive of dividends). Net income available to common shareholders for the quarter ended December 31, 2007 was $51.4 million, or $0.60 per diluted share, compared to $63.6 million, or $0.88 per diluted share, for the quarter ended December 31, 2006. Net income for the year ended December 31, 2007 was $167.9 million, or $2.05 per diluted share, compared to $152.3 million, or $2.16 per diluted share, for the year ended December 31, 2006. Gross premiums written for the fourth quarter of 2007 were $65.1 million, and $577.2 million for the year ended December 31, 2007.

Chairman, Mark Byrne commented: “We are pleased with our fourth quarter results and our full year earnings. We were able to grow our diluted book value per share 16.8% for the year in addition to significantly building our global platform and franchise. Since the founding of the Company, the annualized growth in diluted book value per share is 19.0%, which is better than our 17% target. We regard the increase in diluted book value per share, measured over intervals of three years, as the best single measure of our performance for shareholders. Since our reinsurance book is exposed to catastrophes, our results will not be smooth from quarter to quarter. However, as our diversifying business lines become more significant to our overall book, our earnings variability should decrease.”

CEO David Brown noted: “We are very happy with the full year result, especially considering the level of catastrophes internationally and our focus on building a globally diversified book of business. Our share of international catastrophic losses serves to demonstrate that we have successfully developed a diversified portfolio of risks and, as a consequence, our results are not disproportionately dependant on the absence of catastrophes in North America. This diversification has been achieved thanks to our significant investment in growing our platform internationally with over 250 staff now working in nine offices in seven countries. In addition to the growth in international catastrophe exposure this platform is now producing growth in short tail specialty lines, which we expect to be an increasing proportion of our portfolio over the next few years. As rates soften, the large flow of business generated by our global reach allows us to be selective in where we allocate our underwriting capacity which is currently deployed in what we consider the best priced segments of the reinsurance market. In 2007 we were able to grow our premiums and relationships in a careful and disciplined manner over the year, and continued to provide world class, value added service to our clients. We intend to continue to grow our book of business by applying our disciplined approach in 2008 and will be carefully non-renewing business and reallocating our capacity to better manage the cycle.”

Summary of unaudited consolidated financial data for the periods as follows:

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(Expressed in thousands of U.S. dollars, except for share data and ratios)

Gross Premiums Written	$65,088	$26,508	$577,150	$302,489
Net Premiums Written	$55,786	$26,508	$527,031	$282,498
Net Premiums Earned	$125,270	$72,335	$477,137	$192,063
Net Investment Income	$22,624	$9,562	$73,808	$34,212
Loss and Loss Adjustment Expenses	$30,415	$7,110	$192,859	$26,660
Net Income	$51,369	$63,583	$167,922	$152,338
Total Shareholders' Equity	$1,210,485	$864,519	$1,210,485	$864,519
Combined Ratio (1)	64.4%	39.9%	72.8%	47.6%
Basis Earnings per Share	$0.60	$0.89	$2.05	$2.17
Diluted Earnings per Share (2)	$0.60	$0.88	$2.05	$2.16
Basic Book Value per Share	$14.17	$12.08	$14.17	$12.08
Diluted Book Value per Share	$13.87	$11.94	$13.87	$11.94
Growth in Basic Book Value per Share (3)	4.6%	7.7%	18.0%	21.9%
Growth in Fully Diluted Book Value per Share (3)	4.6%	7.7%	16.8%	21.2%

(1) Combined ratio is the sum of the loss and expense ratios, which are defined as follows:
a. Loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.
b. Expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned.
(2) Diluted earnings per share for the quarter ended December 31, 2007 does not contain the effect of:
a. the warrant conversion as this would be anti-dilutive for GAAP purposes.

b. the PSU conversion until the end of the performance period, when the number of shares issuable under the PSU Plan will be known. There were 1,658,700 PSU’s outstanding under the PSU plan as at December 31, 2007.

(3) Growth in basic book value per share and diluted book value per share represent the increase in book value in the period plus dividends paid.

Basic and diluted book value per share are non-GAAP financial measures. A reconciliation of these measures to shareholders’ equity is presented at the end of this release.

Results of Operations

Premiums

Gross premiums written for the fourth quarter of 2007 were $65.1 million, compared to $26.5 million for the same quarter of 2006, an increase of 145.5% from the prior quarter. Gross premiums written for the year ended December 31, 2007 were $577.2 million compared to $302.5 million for the year ended December 31, 2006, an increase of 90.8% from the prior year.

The increase in gross premiums written for both periods was due primarily to (i) increased participations on programs from our existing clients and the addition of new clients due to our larger capital base and growth in our franchise; and, (ii) the acquisition of the controlling interest in Island Heritage Holdings Limited (“Island Heritage”) in July 2007 which resulted in the inclusion of $11.0 million in gross premiums for the quarter and $32.9 million in gross premiums for the year.

The gross premiums written in fourth quarter 2007 include $31.1 million for property catastrophe, $18.1 million for other property, and $15.9 million for specialty compared to $17.6 million, $2.7 million and $6.2 million, respectively, for the same quarter in 2006.

The gross premiums written for the year ended December 31, 2007 include $411.6 million for property catastrophe, $94.5 million for other property, and $71.1 million for specialty compared to $219.1 million, $56.4 million and $27.0 million, respectively, for the year ended December 31, 2006.

Net premiums earned were $125.3 million for the fourth quarter of 2007 compared to $72.3 million for the same quarter of 2006, an increase of 73.2% from the prior quarter. Net premiums earned for the year ended December 31, 2007 were $477.1 million compared to $192.1 million for the year ended December 31, 2006, an increase of 148.4% from the prior year.

Investment results

The total return on our investment portfolio comprises investment income and realized and unrealized gains and losses on investments. For Q4, 2007, the total return was $21.1 million, and for 2007, $91.0 million. This represents a 7.02% return on invested assets for the year.

a. Net investment income

Net investment income for the fourth quarter of 2007 was $22.6 million, compared to $9.6 million for the same quarter in 2006, an increase of 136.6% from the prior quarter. Net investment income for the year ended December 31, 2007 was $73.8 million, compared to $34.2 million for the year ended December 31, 2006, an increase of 115.7% from the prior year.

The increase in investment income for both periods primarily reflects higher average invested assets in our portfolio of high quality, short duration fixed maturity and short term investments.

b. Net realized and unrealized gains and losses – investments

As noted in our first quarter, 2007 earnings press release, effective January 1, 2007 we early adopted SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115”, (“SFAS 159”) with respect to our investment portfolio. The impact is that all subsequent changes in the fair value of our investment portfolio have been recorded as net realized and unrealized gains (losses) in our statement of operations.

Realized and unrealized gains and losses on our investment portfolio amounted to $1.6 million loss for the current quarter and $17.2 million gain for the year ended December 31, 2007. These amounts comprise realized and unrealized gains and losses on our fixed maturities and equities portfolios and investment portfolio derivatives including global equity bond, commodity and real estate futures, to be announced (“TBA”) securities, interest rate swaps and total return swaps. Positive performance of the relevant markets was the source of the $17.2 million gain for the year.

Net realized and unrealized gains and losses – other

Net realized and unrealized gains and losses - (Other) amounted to $2.0 million loss for the quarter and $9.8 million loss for the year. This line item comprises foreign currency forward contracts, interest rate and currency swaps on our subordinated debt and reinsurance derivatives. The main contributor of the loss for the quarter and year to date was our foreign currency forward positions which are held as part of our overall currency risk management strategy. Their primary purpose is to economically hedge the currency exposure of the company’s investment in foreign subsidiaries, primarily our Swiss subsidiary. The losses on foreign currency forwards are due to the continued weakening of the USD against other major currencies. The corresponding gains and losses on the translation of foreign subsidiaries’ assets and liabilities are recorded as the currency translation adjustment component of shareholders’ equity in accordance with SFAS 52.

Losses incurred

Losses and loss adjustment expenses were $30.4 million for the fourth quarter of 2007, representing a loss ratio of 24.3% compared to $7.1 million and a loss ratio of 9.8% for the same quarter last year. The fourth quarter of 2007 includes $7.0 million with respect to California Wildfire event that started on October 20, 2007, $11.4 million with respect to the Sydney (Australia) hailstorm that occurred on December 9, 2007, and $7.8 million relating to two satellite losses that occurred in November and December 2007. In the current quarter, the Company also experienced favorable development of $9.1 million related to revisions in the prior estimates for Windstorm Kyrill, the June and July 2007 United Kingdom floods, and the New South Wales (Australia) flood losses.

Losses and loss adjustment expenses were $192.9 million for the year ended December 31, 2007, representing a loss ratio of 40.4% compared to $26.7 million and a loss ratio of 13.9% for the year ended December 31, 2006. In addition to the events that occurred in the fourth quarter of 2007 noted above, we incurred gross losses of $32.4 million from Windstorm Kyrill which swept across Northern Europe in January 2007, $9.3 million for United Kingdom flood losses in Southern and Central England and Wales in July 2007, $28.8 million for United Kingdom flood losses in Northern England in June 2007, $18.5 million for New South Wales (Australia) flood losses. The year ended December 31, 2006 favorable loss ratio was due to light catastrophe activity.

Expenses

Acquisition costs and general and administrative expenses were $50.3 million for the fourth quarter of 2007 representing an expense ratio of 40.1% compared to $21.7 million or 30.1% for the same quarter last year. Included in these numbers were $2.0 million and $0.8 million for the quarters ended December 31, 2007 and December 31, 2006, respectively, relating to the expensing of share based equity compensation. Also included in the fourth quarter ended December 31, 2007 results is $4.9 million of acquisition costs and general and administrative expenses relating to Island Heritage which are now included in the Company’s consolidated results since the acquisition of the controlling interest in Island Heritage in July 2007.

Acquisition costs and general and administrative expenses were $154.8 million for the year ended December 31, 2007 representing an expense ratio of 32.4% compared to $64.7 million and 33.7% for the year ended December 31, 2006. Included in these numbers were $8.1 million and $6.2 million for the years ended December 31, 2007 and December 31, 2006, respectively, relating to the expensing of share based equity compensation. Also included in the year ended December 31, 2007 results is $10.0 million of acquisition costs and general and administrative expenses relating to Island Heritage noted above.

Interest expense

Interest expense for the fourth quarter of 2007 was $6.0 million, compared to $3.4 million for the same quarter in 2006. Interest expense for the year ended December 31, 2007 was $18.7 million, compared to $4.6 million for the year ended December 31, 2006. Interest expense primarily consists of interest due and amortization of debt offering costs on our junior subordinated deferrable interest debentures which were issued in August 2006, June 2007, and September 2007.

Minority interest

From January 1, 2007, the Company consolidates Mont Fort Re Ltd. ("Mont Fort"), a segregated accounts or "cell" company registered under the Bermuda Segregated Accounts Companies Act 2000 (as amended) in accordance with the provisions of FASB Interpretation No. 46 (revised) “Consolidation of Variable Interest Entities”. As such, the results of Mont Fort are included in the Company’s unaudited consolidated financial statements and the portions of Mont Fort’s net income and shareholders’ equity attributable to the preferred shareholders are recorded in the consolidated financial statements of the Company as minority interest.

Included in the Company's assets as at December 31, 2007 were cash, cash equivalents and fixed maturity investments of $177.0 million held for the sole benefit of preferred shareholders of each specific Mont Fort cell and available to settle the specific current and future liabilities of each cell.

On July 3, 2007, the Company purchased 73,110 shares (representing a 21.4% interest) in Island Heritage for a purchase price of $12.6 million. Island Heritage is a Caribbean property insurer based in the Cayman Islands which targets the property insurance market insuring private homes, condominiums and office buildings from its headquarters in the Cayman Islands and via licensed agents in the Caribbean. With this acquisition, the Company took a controlling interest in Island Heritage by increasing its interest to 54.6% of the voting shares. The Company’s share of Island Heritage’s results from operations was recorded in the Company’s consolidated financial statements under the equity method of accounting through June 30, 2007. As a result of the acquisition of the controlling interest, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements.

Shareholders’ equity

Shareholders' equity was $1.2 billion at December 31, 2007, compared to $864.5 million at December 31, 2006. Diluted book value per share at December 31, 2007 was $13.87, compared to $11.94 per share at December 31, 2006.

Regulation G

This earnings release includes diluted book value per share. This is a non-GAAP financial measure and it has been reconciled to its most comparable GAAP financial measure. The Company believes this measure to be more relevant than comparable GAAP measures in evaluating the Company’s financial performance. A reconciliation of this measure to shareholders’ equity is presented at the end of this release.

Additional information

The Company will host a conference call on Tuesday, February 19th, 2008 at 9.30 a.m. (EST) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of the Company’s website at www.flagstonere.bm.

The Company, through its operating subsidiaries, is a global reinsurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re and Flagstone Réassurance Suisse have received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service.

The Company is traded on the New York Stock Exchange under the symbol FSR. Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.bm. The Company expects to file its Form 10-K with the Securities and Exchange Commission on or before March 30, 2008 and urges shareholders to refer to that document for more complete information concerning the Company’s financial results.

Please refer to the December 31, 2007 Financial Supplement, which will be posted on the Company’s website at www.flagstonere.bm for more detailed financial information.

Consolidated Statements of Operations and Comprehensive Income (unaudited) – For the three month periods and years ended December 31, 2007 and December 31, 2006 (expressed in thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

REVENUES
Gross premiums written	$65,088	$26,508	$577,150	$302,489
Reinsurance premiums ceded	(9,302)	-	(50,119)	(19,991)
Net premiums written	55,786	26,508	527,031	282,498
Change in net unearned premiums	69,484	45,827	(49,894)	(90,435)
Net premiums earned	125,270	72,335	477,137	192,063
Net investment income	22,624	9,562	73,808	34,212
Net realized and unrealized (losses) gains - investments	(1,573)	8,359	17,174	10,304
Net realized and unrealized (losses) gains - other	(1,985)	1,682	(9,821)	1,943
Other income	2,926	2,874	5,811	6,099
Total revenues	147,262	94,812	564,109	244,621

EXPENSES
Loss and loss adjustment expenses	30,415	7,110	192,859	26,660
Acquisition costs	26,054	10,895	82,292	29,939
General and administrative expenses	24,229	10,843	72,461	34,741
Interest expense	6,020	3,357	18,677	4,648
Net foreign exchange gains	(2,109)	(335)	(5,289)	(2,079)
Total expenses	84,609	31,870	361,000	93,909

Income before income taxes, minority interest and interest in earnings of equity investments	62,653	62,942	203,109	150,712
Provision for income tax	(432)	(50)	(783)	(128)
Minority interest	(10,852)	-	(35,794)	-
Interest in earnings of equity investments	-	691	1,390	1,754
NET INCOME	$51,369	$63,583	$167,922	$152,338

Change in net unrealized losses	-	(3,239)	-	(4,008)
Change in currency translation adjustment	1,652	(549)	7,945	(520)
COMPREHENSIVE INCOME	$53,021	$59,795	$175,867	$147,810

Weighted average common shares outstanding — Basic	85,414,160	71,601,718	81,975,384	70,054,087
Weighted average common shares outstanding — Diluted	85,529,671	71,968,704	82,111,590	70,393,821
Net income per common share outstanding — Basic	$0.60	$0.89	$2.05	$2.17
Net income per common share outstanding — Diluted	$0.60	$0.88	$2.05	$2.16
Dividends declared per common share	$0.04	$-	$0.08	$-
Consolidated Balance Sheets December 31, 2007 (unaudited) and December 31, 2006 (expressed in thousands of U.S. dollars)

	As at	As at
	December 31, 2007	December 31, 2006

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2007 - $1,099,149; 2006 - $686,288)	$1,109,105	$682,278
Short term investments, at fair value (Cost: 2007 - $23,660; 2006 - $nil)	23,616	-
Equity investments, at fair value (Cost: 2007 - $73,603; 2006 - $nil)	74,357	-
Other investments	293,166	74,496
Total Investments	1,500,244	756,774
Cash and cash equivalents	362,680	261,352
Reinsurance premium balances receivable	136,555	68,940
Unearned premiums ceded	14,608	8,224
Accrued interest receivable	9,915	6,331
Receivable for investments sold	-	3,599
Deferred acquisition costs	30,607	11,909
Funds withheld	6,666	-
Goodwill	10,781	5,624
Other assets	31,717	18,659
Due from related parties	-	3,090
Total Assets	$2,103,773	$1,144,502

LIABILITIES
Loss and loss adjustment expense reserves	$180,978	$22,516
Unearned premiums	175,607	98,659
Insurance and reinsurance balances payable	12,088	-
Payable for investments purchased	41,750	9,531
Long term debt	264,889	137,159
Other liabilities	33,198	11,866
Due to related parties	-	252
Total Liabilities	708,510	279,983

Minority Interest	184,778	-

SHAREHOLDERS' EQUITY
Common voting shares, 150,000,000 authorized, $0.01 par value, issued and outstanding (2007 - 85,309,107; 2006 - 71,547,891)	853	715
Additional paid-in capital	905,316	728,378
Accumulated other comprehensive income (loss)	7,426	(4,528)
Retained earnings	296,890	139,954
Total Shareholders' Equity	1,210,485	864,519

Total Liabilities, Minority Interest and Shareholders' Equity	$2,103,773	$1,144,502

Cautionary Statement under Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

This report may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise.

These statements include forward-looking statements both with respect to us specifically and our industry in general. These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:

  the risks discussed on our Form S-1 filed with the SEC on March 30, 2007 beginning on page 12 cyclicality of demand and pricing in the reinsurance market unpredictability and severity of catastrophic events
  adequacy of our risk management and loss limitation methods adequacy of our loss reserves
  our limited operating history
  dependence on key personnel
  dependence on the policies, procedures and expertise of ceding companies potential loss of business from one or more major reinsurance brokers potential for financial strength rating downgrade
  risks inherent to our acquisition strategy
  highly competitive business environment and
  other factors, most of which are beyond our control.

Accordingly, all of the forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in our Form S-1 filed with the SEC on March 30, 2007 which could cause actual results to differ before making an investment decision.

Non-GAAP Financial Measures

In addition to the GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per share” which are non GAAP financial measures. We have included the diluted book value per share measure because it takes into account the effect of dilutive securities and therefore, we believe that this is a better measure of calculating shareholder returns than basic book value per share.

Basic book value per share is defined as total shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities. Diluted book value per share is defined as total shareholders' equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the Warrant, PSUs and RSUs. When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per share. The Warrant was anti-dilutive and was excluded from the calculation of diluted book value per share as at December 31, 2007 and December 31, 2006.

Investors are cautioned not to place undue reliance on this non-GAAP measure in assessing the Company's overall financial performance.

Book Value per Share (Unaudited)

	As at	As at
	December 31, 2007	December 31, 2006
	($ in thousands, except share and per share data)

Shareholders' Equity	$1,210,485	$864,519
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrants - ($14 strike price) (2)	-	-
Diluted Shareholders' Equity	$1,210,485	$864,519

Dividends declared and paid	$6,977	$-

Common shares outstanding - end of period	85,309,107	71,547,891
Vested RSUs	105,060
Total Common shares outstanding - end of year	85,414,167	71,547,891

Potential shares to be issued:
PSUs outstanding	1,658,700	713,000
RSUs outstanding	221,550	117,727
Conversion of warrants - ($14 strike price) (2)	-	-
Common Shares Outstanding - Diluted	87,294,417	72,378,618

Basic book value per share	$14.17	$12.08

Diluted book value per share	$13.87	$11.94

(1) No proceeds due when exercised
(2) Below strike price - not dilutive

CONTACT:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, 441-278-4303